Exhibit 99.1

Masimo Receives Payment Following Court of Appeals Affirmance of Antitrust Liability Verdict Against Tyco HealthCare

Payment is on ruling finding that Tyco, now Covidien, unlawfully maintained monopoly power and utilized unlawful restraints of trade and exclusive dealing arrangements in the pulse oximetry market

Irvine, California – January 11, 2010 – Masimo (NASDAQ: MASI), the inventor of Pulse CO-Oximetry™ and Measure-Through Motion and Low Perfusion pulse oximetry, announced today that it retained $30,064,684 from a payment from Covidien, following the Ninth Circuit Court of Appeals’ October 2009 affirmance of a Federal District Court decision that Tyco Healthcare, now Covidien, violated the antitrust laws through anticompetitive business practices related to the sale of its pulse oximetry products. The decision found that Covidien had unlawfully maintained monopoly power in violation of Section 2 of the Sherman Act, and that Covidien’s sole-source agreements and market-share based compliance pricing contracts constituted unlawful restraints of trade in violation of Section 1 of the Sherman Act and unlawful exclusive dealing in violation of Section 3 of the Clayton Act. The Ninth Circuit also stated that above-cost bundling discounts when combined with sole-source or market-share based compliance contracts can be anticompetitive when such practices involve a significant portion of the market. The suit was originally filed by Masimo in 2002. The judgment against Covidien for the antitrust violations was for $43.5 Million; however, the total payment, after reimbursement for legal fees, costs, and interest was $58,982,215. The portion of the total payment from Covidien that was not retained by Masimo, was paid to the law firm that handled the trial for Masimo.

Some confusion seems to have occurred in the last few days as a result of another ruling by the Ninth Circuit Court of Appeals in January 2010 in the Allied Orthopedic Appliances case against Covidien. The Allied Orthopedic case has no impact on the finding of antitrust liability in the Masimo case. As noted by the District Court Judge in the Allied Orthopedic decision when referencing the Masimo antitrust case against Covidien, “the instant case [referring to Allied Orthopedic] is ‘entirely different’ and focuses on overcharges paid by customers on pulse oximetry consumables as a result of Tyco’s [now Covidien] foreclosure of generic sensor manufacturers.”

Joe E. Kiani, Founder and CEO of Masimo, stated: “We are happy to have received the payment, but we are hopeful that the results that we have fought will be served, which is to help improve patient care while also reducing cost by improving caregivers’ access to cost-effective, innovative products. This ruling is the result of one of many efforts Masimo has pursued for many years to open markets so that medical products are judged on their merits rather than artificial restraints on hospital purchasing. Opening competition in the pulse oximetry market has caused pulse oximetry pricing to decrease by over 30%. But, also, many people’s lives were either saved or improved as a direct result of their access to Masimo pulse oximeters.”

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About Masimo

Masimo (NASDAQ: MASI) develops innovative monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced Masimo Rainbow SET® Pulse CO-OximetryTM, a breakthrough noninvasive blood constituent monitoring platform that can measure many blood constituents that previously required invasive procedures. Masimo Rainbow SET Pulse CO-Oximetry continuously and noninvasively measures total hemoglobin (SpHbTM), oxygen content (SpOCTM), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), PVI®, in addition to oxyhemoglobin (SpO2), pulse rate (PR), and perfusion index (PI), allowing early detection and treatment of potentially life-threatening conditions. In 2009, Masimo introduced Rainbow SET Acoustic Monitoring, offering continuous and noninvasive respiration rate (RRaTM) from an innovative acoustic sensor applied to the patient’s neck. Rainbow Acoustic Monitoring is accurate, easy-to-use, and enhances patient compliance – which may help clinicians detect respiratory compromise and patient distress earlier and offer a breakthrough in patient safety. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations about future events affecting us and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements as a result of various risk factors, including, but not limited to the factors discussed in the “Risk Factors” section of our most recent reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. We do not undertake any obligation to update, amend or clarify these forward-looking statements or the “Risk Factors” contained in our most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

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Contact:

Dana Banks

Masimo Corporation

949-297-7348

Masimo, SET, Signal Extraction Technology, Improving Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, RRa, Radical-7, Rad-87, Rad-57,Rad-9, Rad-8, Rad-5,Pulse CO-Oximetry and Pulse CO-Oximeter are trademarks or registered trademarks of Masimo Corporation.